                                                                    EXHIBIT 12.1


                             PAGEMART WIRELESS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)
                                   (Unaudited)


                                                                                                            THREE MONTHS
                                 YEAR ENDED    YEAR ENDED     YEAR ENDED    YEAR ENDED     YEAR ENDED          ENDED
                                DECEMBER 31,   DECEMBER 31,  DECEMBER 31,   DECEMBER 31,  DECEMBER 31,       MARCH 31,
                                   1994           1995           1996          1997           1998(1)          1999
                                ------------  ------------   ------------  -------------  ------------     -------------
Earnings:
  Net loss.................... $    (45,813)   $  (53,113)  $    (48,598)  $    (43,887)  $   (59,316)     $  (25,203)
  Add:  Amount of
     previously capitalized
     interest amortized.......            -             -              -              -           252             572
  Add: Fixed charges..........       12,933        30,720         35,041         38,499        43,798          15,024
                               ------------  ------------   ------------   ------------   -----------      ----------
  Adjusted earnings                 (32,880)      (22,393)       (13,557)        (5,388)      (15,266)         (9,607)

Fixed charges:
  Interest in
     indebtedness.............       11,209        28,383         32,368         36,672        52,645         14,668
  Amortization of debt
     issuance costs...........          800         1,052          2,143            844         1,172             314
  Interest portion
     of rental and
     lease expense............          924         1,285            530            983         1,428              42
                               ------------  ------------   ------------  -------------   -----------      ----------
  Fixed charges                      12,933        30,720         35,041         38,499        55,245          15,024

Deficiency of
  earnings available to
  cover fixed charges......... $    (45,813)  $   (53,113)  $    (48,598) $     (43,887)  $   (70,511)     $  (24,631)
                               ============   ===========   ============  =============   ===========      ==========


Earnings to fixed charges
  ratio.......................            -             -              -              -             -               -

(1) The fixed charge adjustment to earnings excludes $11.4 million of capitalized interest for the year ended December 31, 1998.